Exhibit 4.7(i)

Agency Sales Agreement

Party A: WIPO (Shanghai) New Energy Technology Co. Ltd. (hereinafter referred to as “Party A”)

Party B: Zhoushan Wubang Energy Technology Co., Ltd. (hereinafter referred to as “Party B”)

In the spirit of mutual benefit and common development, and upon equal and friendly consultation, Party A and Party B have reached an agreement on Party A authorizing Party B to act as the agent for the sale of Party A’s series of products in the territory designated by Party A (Shanghai), and hereby enter into this Agreement as follows:

1. Party A shall issue a letter of authorization, authorizing Party B to act as the agent for the sale of Party A’s series of products; the authorized agency sales territory is China.

2. Party A’s products shall be supplied to Party B at the ex-factory price. In the event of any adjustment to the ex-factory price of Party A’s products, Party A shall notify Party B in writing in advance.

3. Party A shall be responsible for the research, development and production of the products.

4. Party B shall engage in the agency sale of Party A’s products within the authorized territory in accordance with the terms and conditions set forth in this Agreement.

5. Rights and Obligations of Party A:

5.1 Party A shall provide Party B with the documents and other certificates and procedures relating to the sale of the products.

5.2 Party A shall provide Party B with product manuals and exquisite advertising leaflets, posters, colored pictures and other materials.

5.3 Party A shall, in light of market development, publish advertisements in a timely manner through media, websites and other channels, actively publicize the products to enhance their visibility, and cooperate with Party B in carrying out market promotion activities.

6. Rights and Obligations of Party B:

6.1 Party B shall establish a complete sales network within its agency territory to ensure smooth circulation of the products and increase the market share of the products in the local market.

6.2 Party B shall cooperate with Party A’s marketing strategy and actively carry out publicity, promotion and promotional activities in the local territory to expand its influence and enhance efficiency and product visibility.

6.3 Party B shall strictly comply with the product price system stipulated by Party A, and shall not engage in price-cutting dumping or profiteering.

6.4 Party B shall sell the products within the agency territory it has applied for; if it intends to sell beyond such territory, it shall notify Party A in writing in advance and may only do so after obtaining Party A’s consent.

6.5 Party B shall actively maintain the image and reputation of the products and the enterprise, shall not engage in any activity in violation of laws and regulations, shall not alter or forge anything to the detriment of the products themselves and their packaging, and shall not harm the interests of other agents.

6.6 Party B shall properly handle its relations with consumers and with the local competent authorities, industry and commerce administration, taxation and other departments in the course of product publicity and sales, so as to achieve lawful operation.

6.7 Party B shall properly keep the certificates, documents, agreements, advertising and promotional materials, discs and other items provided by Party A, and shall be obliged to safeguard the rights, interests and credibility of both parties.

6.8 Party B shall have the priority agency right with respect to Party A’s other series of products. The specific procedure is as follows: after Party A issues a notice, Party B shall submit an application, and the priority agency right shall take effect upon filing with and approval by Party A. Meanwhile, Party B shall not sell products of other companies that are similar to Party A’s products, and shall strictly comply with the foregoing requirements; otherwise Party A shall have the right to terminate Party B’s agency qualification.

7. The term of this Agreement shall be three (3) years, from the date of signing to December 31, 2026. Party B may apply for renewal if it completes its annual sales plan tasks and lawfully carries out its operations in accordance with the terms agreed upon by both parties.

8. This Agreement shall become effective upon being signed and sealed by both parties and shall have legal effect. If there are any matters not covered herein, the parties may negotiate separately and enter into a supplementary agreement, which shall be equally effective as this Agreement. Party B shall have no right to transfer this agency.

9. If either party needs to terminate this Agreement due to national policies, laws and regulations or force majeure, the Agreement may be terminated only upon agreement through consultation between both parties. If the parties are unable to resolve a matter through consultation, it shall be resolved through legal proceedings in the court at Party A’s domicile.

10. This Agreement is made in two originals, with each party holding one original. Facsimile copies of this Agreement shall have the same legal effect.